Exhibit 3.1

BENEFIT STREET PARTNERS REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING ADDITIONAL SHARES
OF SERIES A CONVERTIBLE PREFERRED STOCK

BENEFIT STREET PARTNERS REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article V of the Articles of Amendment and Restatement of the Company (the “Charter”), the Board of Directors (the “Board”) previously classified and designated 40,000 shares of preferred stock, $0.01 par value per share, of the Company as Series A Convertible Preferred Stock (the “Series A Preferred Shares”), having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the “Articles Supplementary Series A Convertible Preferred Stock” filed by the Company with the SDAT on June 22, 2018, and as expanded by the “Articles Supplementary Establishing Additional Shares of Series A Convertible Preferred Stock” filed with the SDAT on December 11, 2018 (collectively, the “Series A Articles Supplementary”).

SECOND: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Company’s Charter, the Board of Directors on November 12, 2019, classified an additional 20,000 shares of preferred stock as Series A Preferred Shares, par value $.01 per share, having all of the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Series A Articles Supplementary, with the result that the Company shall, upon the filing and acceptance for record of these Articles Supplementary, have authorized an aggregate of 60,000 shares of Series A Preferred Shares, all of which shall constitute a single series of preferred stock.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective upon acceptance by the SDAT.

The undersigned Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 5th day of December, 2019.

BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
	Name:	Jerome S. Baglien
	Title:	Chief Financial Officer and Treasurer

ATTEST:

By:	/s/ Micah Goodman
	Name:	Micah Goodman
	Title:	Secretary